Exhibit 10.9

May 21, 2013

Stephen Kanes, M.D., Ph.D.

125 Guernsey Rd

Swarthmore, PA 19081

Re:	Employment by Sage Therapeutics, Inc.

Dear Steve:

Sage Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Medical Officer (CMO). As CMO you will be reporting to the Chief Executive Officer.

In the role of CMO, you will:

•	Be responsible for the overall clinical development strategy for SAGE.

•	Be responsible for the full scope of clinical functions, including late stage pre-clinical activities through Phase I-IV trial design and execution, clinical research (including human PK/PD) and data analysis and management via effectively llaising with multiple contractors and internal functions.

•	Represent the company with regulatory authorities and in business development activities, and develop and maintain key thought leader relationships.

•	Serve as a member of the management team. Key contributor to develop, refine, and execute upon the value creation strategy for the company.

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your effective date of hire as a regular, full-time employee (the “Start Date”) will be August 1, 2013.

Your compensation for this position will be at the rate of $325,000 per year, payable monthly in accordance with the Company’s normal pay schedule. You will be eligible to participate each year in the Company’s annual target bonus pool plan of T.B.D. based upon achievement of both corporate and personal goals, as agreed to between you and the CEO. You must be employed on the date on which the annual bonus is paid in order to receive it.

Sage Therapeutics acknowledges that you currently reside in Pennsylvania and that you desire to accept this job as essentially a full time position in Massachusetts. As a condition of your employment, you are expected to be on-site at the Company’s offices in Cambridge, Massachusetts for 5 days per week. Since you are choosing not to relocate at this time but instead to commute, the Company will provide you with a one-time Commuting Assistance Payment in the form of a sign-on bonus of $130,000 which will be paid to you in two installments. You will receive the first payment of $65,000 during your first month of employment and it will be subject to customary deductions and withholdings as required by law. You will receive the second payment of $65,000 upon the first anniversary of your Start Date with Sage. Should you voluntarily leave the Company, other than for death or disability, within 6 months of receiving either payment, you will be obligated to return the gross amount of the payment to the company within 30 Days of your departure date. All payments are subject to legally required tax withholdings. As a full time employee, you may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of the plan documents governing those programs). Current benefits include participation in a company sponsored health care plan, dental plan, short term disability insurance, long term disability insurance, 401k plan, 15 days of paid vacation and parking benefit. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies.

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 700,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

You will perform your services from the Company’s offices in Cambridge, MA. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 5pm ET on May 29, 2013.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter to Melinda Keegan. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Kevin Starr
President & Chief Executive Officer
Sage Therapeutics, Inc.

Accepted and Agreed:

Stephen Kanes, M.D., Ph.D.

5/24/2013
Date